Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-94451) pertaining to the Polaris 401(k) Retirement Savings Plan of our report dated June 29, 2011, with respect to the financial statements and schedule of the Polaris 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 29, 2011